                                                                    EXHIBIT 99.1


                 ZONAGEN REPORTS THIRD QUARTER FINANCIAL RESULTS

THE WOODLANDS, Texas--(BUSINESS WIRE)--Nov. 10, 2003--Zonagen, Inc. (NASDAQ-NMS:ZONA) (Nasdaq:ZONA) today announced financial results for the three-month and nine-month periods ended September 30, 2003.

Total revenues for the three-month period ended September 30, 2003 decreased to $189,000 as compared with $3.5 million for the same period in the prior year and were approximately $815,000 for the nine-month period ended September 30, 2003 as compared to $5.0 million for the same period in the prior year.

Licensing fees for the three-month period ended September 30, 2003 were zero as compared to $3.2 million for the same period in the prior year and were zero for the nine-month period ended September 30, 2003 as compared to $4.2 million for the same period in the prior year. All licensing fees for the nine-month period ended September 30, 2002 were from agreements that were mutually terminated in July 2002 between Zonagen and Schering-Plough Corporation(NYSE:SGP) relating to Zonagen's phentolamine-based products which included VASOMAX(R). Due to the Company's January 1, 2000, adoption of U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which requires up-front, non-refundable license fees to be deferred and recognized over the performance period and the July 2002 mutual termination of the agreements, the Company recognized the remaining $3.2 million from those agreements in licensing fees in the three-month period ended September 30, 2002. The Company received the proceeds from these revenues in prior periods. The Company does not expect to receive any revenues relating to VASOMAX(R) in the near future.

Research and development grants for the three-month period ended September 30, 2003 were $122,000 as compared to $213,000 for the same period in the prior year relating to the Company's SBIR grants and were $459,000 for the nine-month period ended September 30, 2003 as compared to $213,000 for the same period in the prior year. The Company was awarded three SBIR grants in the third quarter ended September 30, 2002 and performed a portion of that paid research during the nine-month period ended September 30, 2003 and the three-month period ended September 30, 2002. Interest income decreased 56% to $67,000 for the three-month period ended September 30, 2003, as compared to $153,000 for the same period in the prior year and decreased 55% to $254,000 for the nine-month period ended September 30, 2003 as compared to $568,000 for the same period in the prior year. This decrease is due to a reduction in interest rate yields and lower cash balances, offset by interest income on a prior $1.0 million loan receivable from Lavipharm Corp. which was repaid in April 2003. The Company sold substantially all of its fixed assets which management felt were not required to redeploy the Company's overall assets for approximate net proceeds of $225,000, which was $102,000 over their book value. These proceeds were received in July 2003.

Research and development (R&D) expenses for the three-month period ended September 30, 2003 were $439,000 as compared to ($651,000) for the same period in the prior year and were $1.6 million for the nine-month period ended September 30, 2003 as compared to $5.9 million for the same period in the prior year. Included in the three-month period ended September 30, 2002 is a reduction in R&D expenses of a liability that was due to Schering-Plough(NYSE:SGP) of $1.3 million relating to a prior joint clinical development program for VASOMAX(R) which was forgiven due to the mutual termination of the Schering-Plough(NYSE:SGP) agreements in July 2002. In addition to the funded SBIR research performed during the three-month period ended September 30, 2003, the Company also continued to conduct a human Phase I/II clinical study relating to its Androxal(TM) project at the cost of approximately $154,000. Included in the nine-month period ended September 30, 2002 is the write-off of both the Company's bulk phentolamine inventory previously valued at $4.4 million and its


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VASOMAX(R) patent estate previously valued at approximately $1.0 million. These assets were written-off due to the mutual termination of the Schering-Plough(NYSE:SGP) agreements in July 2002 and the future uncertainty surrounding the VASOMAX(R) product. In addition, R&D expenses in the nine-month period ended September 30, 2002 were reduced by $188,000 due to a reimbursement of prior clinical expenses for VASOMAX(R) that was received from a clinical research organization after a reconciliation was completed comparing actual expenses to payments made by the Company.

General and administrative (G&A) expenses for the three-month period ended September 30, 2003 were $606,000 as compared to $802,000 for the same period in the prior year and remained constant at $1.7 million for both nine-month periods ended September 30, 2003 and 2002. The decrease in expenses for the three-month period ended September 30, 2003 is primarily due to the decrease in costs associated with potential strategic alternatives, a decrease in non-cash compensation expense and a decrease in professional services partially offset by an increase in insurance rates.

Net loss for the three-month period ended September 30, 2003, was ($856,000) or ($0.07) per share as compared to net income of $3.4 million or $0.30 per share for the same period in the prior year. Net loss for the nine-month period ended September 30, 2003 was ($2.5) million or ($0.22) per share which was inclusive of a $0.01 per share gain recorded by the Company from the auction of essentially all of the Company's fixed assets as compared to ($2.5) million or ($0.22) per share for the same period in the prior year. The increased loss for the three-month period ended September 30, 2003 as compared to last year is primarily due to the reduction of licensing fees and R&D expenses during the three-month period ended September 30, 2002.

On September 30, 2003 the Company reported cash, cash equivalents and marketable securities totaling $23.8 million as compared to $25.1 million reported as of December 31, 2002. Included in the Company's reduction in cash for the nine-month period ended September 30, 2003 is a prepayment of yearly insurance premiums of $510,000. On April 9, 2003, Lavipharm Corp. ("Lavipharm") repaid $1,037,151 to the Company representing all principal and accrued interest relating to a note receivable from Lavipharm that was advanced to Lavipharm on November 8, 2002. As of September 30, 2003 common shares outstanding were approximately 11,480,000.

Zonagen, Inc.(NASDAQ-NMS:ZONA) is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system. A copy of this press release may be obtained via facsimile by dialing 888-329-0920 or via the internet by accessing www.zonagen.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including such risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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                         ZONAGEN, INC.(NASDAQ-NMS:ZONA)
                                 AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share amounts)

                                Three Months Ended           Nine Months Ended
                               --------------------        ---------------------
                                  September 30,                September 30,
                                2003          2002           2003          2002
                               ------        ------        -------       -------
                             (Unaudited)   (Unaudited)   (Unaudited)   (Unaudited)
Revenues
   Licensing fees              $   --        $3,170        $    --       $ 4,227
   Research and
    development grants            122           213            459           213
   Interest income                 67           153            254           568
   Gain on disposal of
    fixed assets                   --            --            102            --
                               ------        ------        -------       -------
     Total revenues               189         3,536            815         5,008
                               ------        ------        -------       -------

Expenses
   Research and
    development                   439          (651)         1,583         5,852
   General and
    administrative                606           802          1,707         1,677
                               ------        ------        -------       -------
     Total expenses             1,045           151          3,290         7,529
                               ------        ------        -------       -------

Profit (loss) from
 continuing operations           (856)        3,385         (2,475)       (2,521)
                               ------        ------        -------       -------
Net profit (loss)
 before cumulative
 effect of change in
 accounting principle            (856)        3,385         (2,475)       (2,521)
                               ------        ------        -------       -------
Net loss                       $ (856)       $3,385        $(2,475)      $(2,521)
                               ======        ======        =======       =======

Profit (loss) per
 share - basic and diluted:
Profit (loss) from
 continuing operations         $(0.07)       $ 0.30        $ (0.22)      $ (0.22)
                               ------        ------        -------       -------
Net loss                       $(0.07)       $ 0.30        $ (0.22)      $ (0.22)
                               ======        ======        =======       =======

Shares used in loss
 per share calculation:
   Basic                       11,480        11,402         11,489        11,382
   Diluted                     11,480        11,402         11,489        11,382


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                           CONSOLIDATED BALANCE SHEETS

                                                September 30,       December 31,
                                                     2003               2002
                                                -------------       ------------
                                                           (Unaudited)
Cash and cash equivalents                          $ 5,438            $ 8,683
Marketable securities                               18,416             16,455
Note receivable                                         --              1,000
Other currents assets                                  428                532
Fixed assets (net)                                      --                191
Other assets (net)                                     533                509
                                                   -------            -------
Total assets                                       $24,815            $27,370
                                                   =======            =======

Accounts payable and accrued expenses              $   474            $   519
Stockholders' equity                                24,341             26,851
                                                   -------            -------
Total liabilities and stockholders'
 equity                                            $24,815            $27,370
                                                   =======            =======


    CONTACT: Zonagen, Inc.(NASDAQ-NMS:ZONA), The Woodlands
             Joseph S. Podolski, 281-719-3447